Exhibit 10.70
APPLIED MATERIALS, INC.
APPLIED INCENTIVE PLAN
(May 10, 2010 Restatement)

APPLIED MATERIALS, INC.
APPLIED INCENTIVE PLAN
(May 10, 2010 Restatement)
1. ESTABLISHMENT AND PURPOSE
     Applied Materials, Inc. (the “Company”), having established the Applied Materials, Inc. Applied Incentive Plan (the “Plan”) effective as of December 8, 2008, hereby amends and restates the Plan in its entirety effective as of May 10, 2010. The Plan is intended to increase shareholder value and the success of the Company and its affiliates by motivating Plan Participants to perform to the best of their abilities, and to achieve and even exceed the Company’s objectives. The Plan’s goals are to be achieved by providing Plan Participants with the potential to receive incentive awards based on their meeting or exceeding performance goals set for the Company, their business units, and/or the Participant.
2. DEFINITIONS
     The following terms will have the following meanings unless a different meaning is plainly required by the context:
     2.1. “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships, joint ventures and limited liability companies) that the Committee determines to be controlling, controlled by, or under common control with the Company.
     2.2. “Board” means the Company’s Board of Directors.
     2.3. “Committee” means the Company’s Chief Executive Officer (the “CEO”) or a committee of one or more employees or other individuals appointed by the CEO to administer the Plan. Notwithstanding the foregoing, in the case of a Section 16 Officer, “Committee” means the HRCC.
     2.4. “Company” means Applied Materials, Inc., a Delaware corporation.
     2.5. “Disability” means a Participant’s disability occurring during a Plan Year for which the Participant actually receives benefits under a Company-sponsored long-term disability plan.
     2.6. “HRCC” means the Human Resources and Compensation Committee of the Board.
     2.7. “Intentional Misconduct” means a Participant’s deliberate engagement in any one or more of the following: (a) fraud, misappropriation, embezzlement or any other act or acts of similar gravity resulting or intended to result directly or indirectly in substantial personal enrichment to the Participant at the expense of the Company; (b) a material violation of a federal, state or local law or regulation applicable to the Company’s business that has a significant negative effect on the Company’s financial results; or (c) a material breach of the Participant’s fiduciary duty owed to the Company that has a significant negative effect on the

Company’s financial results; provided, however, that a Participant’s exercise of judgment or actions (or abstention from action), and/or decision-making will not constitute Intentional Misconduct if such judgment, action (or abstention from action) and/or decision is, in the good faith determination of the Board, reasonable based on the facts and circumstances known to the Participant at the time of such judgment, action (or abstention from action) and/or decision; and such judgment, action (or abstention from action) and/or decision is in an area or situation in which (i) discretion must be exercised by the Participant or (ii) differing views or opinions may apply.
     2.8. “Participant” means, as to any Plan Year, an employee of the Company or its Affiliate who (a) is in Grade 38, 39, x50 through Senior Executive, or x70 through x72, or (b) is in Grade 37 and participated in the Plan as a Grade 37 during the immediately preceding Plan Year. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine that an otherwise eligible employee will not be a Participant in the Plan for a given Plan Year.
     2.9. “Payable Award” means the award, if any, payable to a Participant under the Plan for a Plan Year.
     2.10. “Payout Formula” or “Payout Formulae” means, as to any Plan Year, the formula, or formulae or payout matrix established pursuant to Section 3.3 below to guide the determination of any Payable Awards to be paid to Participants for that Plan Year. The formula or matrix may differ from Participant to Participant and may differ from Plan Year to Plan Year.
     2.11. “Performance Goals” means the financial and/or operational goals applicable to a Participant for a Plan Year. Performance Goals may differ from Participant to Participant and may differ from Plan Year to Plan Year.
     2.12. “Plan” means the Applied Materials, Inc. Applied Incentive Plan as set forth in this instrument and as hereafter amended from time to time.
     2.13. “Plan Year” means the fiscal year of the Company.
     2.14. “Retirement” means, with respect to any Participant, a termination of his or her employment with the Company and all of its Affiliates after: (a) obtaining at least sixty (60) years of age and whose age plus Years of Service with the Company is not less than seventy (70), or (b) obtaining at least sixty-five (65) years of age.
     2.15. “Section 16 Officer” means an employee of the Company or its Affiliate who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.
     2.16. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.
     2.17. “Senior Executive” means, as to any Plan Year, an officer of the Company with grade level x10 and above, but excluding any officer selected by the HRCC to participate in the Applied Materials, Inc. Senior Executive Bonus Plan for that Plan Year.

     2.18. “Years of Service” means the number of months (or a fraction thereof) from a Participant’s latest hire date with the Company or its Affiliate to the date in question, divided by twelve (12). The Participant’s latest hire date will be determined after giving effect to the non-401(k) plan principles of North American Human Resources Policy No. 2-06, Re-Employment of Former Employees/Bridging of Service, as such policy may be amended, revised or superseded from time to time.
3. PARTICIPATION AND DETERMINATION OF AWARDS
     3.1. Participation. All eligible Participants will be automatically enrolled in the Plan each Plan Year; provided, however, that an individual who first becomes a Participant after the first business day in August of a Plan Year may not be enrolled in the Plan for that Plan Year. Participation in the Plan is mandatory for any eligible Participants. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine that an otherwise eligible employee will not be a Participant in the Plan for a given Plan Year. Accordingly, a Participant who participates in the Plan in a given Plan Year is not in any way guaranteed or assured of participation in the Plan in any subsequent Plan Year. Unless otherwise determined by the Committee, a Participant in this Plan is not eligible for any other Company incentive plan, including, but not necessarily limited to, milestone plans, profit sharing plans, the Discretionary Bonus Incentive Plan, sales incentive plans, etc. Notwithstanding the foregoing, in determining whether an otherwise eligible employee shall become a Participant with respect to a Plan Year, the Committee may, in its sole discretion, provide that an individual will be deemed to have become a Participant on the first day of the Plan Year, if, as of the first business day in August of such Plan Year, (a) he or she was an employee of an entity or its predecessor that, by virtue of an acquisition or similar transaction by the Company, first became an Affiliate after the first business day in August of such Plan Year, and (b) he or she otherwise meets the definition of a “Participant” in Section 2.8 of the Plan.
     3.2. Determination of Performance Goals. The Committee, in its sole discretion, will establish written Performance Goals for each Participant for the Plan Year.
     3.3. Determination of Payout Formula or Formulae. The Committee, in its sole discretion, will establish a Payout Formula or Payout Formulae for purposes of serving as a guide for determining any Payable Awards. Each Payout Formula will (a) be in writing, (b) be based on a comparison of actual performance against the Performance Goals, (c) suggest a target Payable Award based on the assumption that the Performance Goals are met, and (d) set a maximum Payable Award.
     3.4. Determination of Payable Awards.
          3.4.1. In General. After the end of each Plan Year, the Committee will determine the extent to which each Participant exceeded, achieved, or missed his or her Performance Goals for the Plan Year. The Payable Award for each Participant, if any, will be determined by the Committee, in its sole discretion, with reference to the applicable Payout Formula. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may increase, reduce, pro-rate or eliminate a Participant’s Payable Award based on whatever factors it deems relevant, and (b) the Board, in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or a portion of his or her Payable Award in accordance with Section 4.7 of the Plan. The fact that a Participant achieved or exceeded his or her Performance Goals will not, in any respect, guarantee that the Participant will receive any Payable Award or any specific amount of Payable Award. As a result, a Participant has no right or entitlement to any Payable Award unless and until the Committee, in its sole discretion, has determined the Payable Award with respect to the Participant.
          3.4.2. Discretion for One-Time Early Determination. Notwithstanding any contrary provision of the Plan, during the 2010 Plan Year and except as provided below, the Committee may, in its sole discretion, determine that a portion of a Participant’s potential Payable Award for the 2010 Plan Year will be determined and payable prior to the end of that Plan Year (the “FY 2010 Discretionary Early Payment”). If the Committee, in its sole discretion, determines that a Participant will receive a FY 2010 Discretionary Early Payment, such determination will be subject to the Committee’s discretion to increase, reduce, pro-rate or eliminate the Participant’s FY 2010 Discretionary Early Payment, if any, based on the factors the Committee deems relevant; provided, however, that no FY 2010 Discretionary Early Payment made to any Participant may exceed forty percent (40%) of the Participant’s target Payable Award based on the assumption that all the Performance Goals are met at 100% levels for the fiscal year. The amount of any FY 2010 Discretionary Early Payment made to any Participant shall be deducted from the FY 2010 maximum Payable Award determined in accordance with Section 3.3 of the Plan. Notwithstanding the foregoing, no FY 2010 Discretionary Early Payments may be determined or made with respect to (a) any Participant who has elected to defer any portion of his or her Payable Award (if any) for the 2010 Plan Year under the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan, as amended, or (b) any Section 16 Officer.
     3.5. Eligibility for Payable Awards. Except as provided in this Section, a Participant will be eligible for consideration for a Payable Award only if he or she remains an employee with the Company or its Affiliates through the end of the Plan Year. Notwithstanding the foregoing, a Participant will be eligible for consideration for a Payable Award if, during the Plan Year, the Participant terminates employment with the Company and its Affiliates on account of Retirement, Disability or death. The Committee, in its sole discretion, may determine whether a Participant who has received any form of disciplinary action, including but not limited to a written or final warning or is placed on a Performance Improvement Plan during the Plan Year is entitled to a Payable Award for that Plan Year.
4. PAYMENT OF AWARDS
     4.1. Right to Receive Payment. Any Payable Award will be paid solely from the Company’s general assets. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
     4.2. Form of Payment. Any Payable Award under the Plan will be paid in cash, or its equivalent, in a single lump sum.

     4.3. Timing of Payment. Any Payable Award under the Plan will be paid as soon as administratively practicable after such Payable Award has been determined by the Committee, but in no event will such payment be made later than the fifteenth (15th) day of the third (3rd) month immediately following the end of the Plan Year to which the Payable Award relates. However, in the case of any Participant who is on a Company-approved personal leave of absence on the last day of the Plan Year (or with respect to any FY 2010 Discretionary Early Payment, the date on which such payment is determined by the Committee in accordance with Section 3.4.2 of the Plan), the Payable Award, if any, will not be paid until the Participant has returned to work for at least 90 consecutive days following his or her return from the leave of absence (the “90-Day Service Period”), in which case, the Payable Award, if any, will be paid as soon as administratively practicable after the completion of the 90-Day Service Period, but in no event will such payment be made later than the fifteenth (15th) day of the third (3rd) month immediately following the later of (a) the end of the Plan Year in which the 90-Day Service Period is completed; or (b) the end of the Participant’s taxable year in which the 90-Day Service Period is completed. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that the 90-Day Service Period will be waived for any reason, including, but not limited to, with respect to a Participant who terminates employment with the Company or its Affiliates during such 90-Day Service Period by reason of such Participant’s Retirement, Disability or death. If the 90-Day Service Period is waived with respect to any Participant, the Payable Award, if any, will be paid as soon as administratively practicable after such waiver, but in no event will such payment be made later than the fifteenth (15th) day of the third (3rd) month immediately following the later of (a) the end of the Plan Year in which the 90-Day Service Period is waived; or (b) the end of the Participant’s taxable year in which the 90-Day Service Period is waived. For purposes of clarity, a Participant who both is on a Company-approved non-personal leave of absence and whose employment status is protected by applicable law as a result of such leave of absence will not be subject to any 90-Day Service Period requirement.
     4.4. Taxes. Each Payable Award will be paid net of all applicable tax withholding and deductions.
     4.5. Payment in Event of Participant’s Death. If the Committee has determined, in its sole discretion, that a Participant will receive a Payable Award, but the Participant is deceased at the time such award is payable, then such Payable Award will be paid to the Participant’s estate or to the beneficiary or beneficiaries entitled thereto under the intestacy laws governing the disposition of the Participant’s estate.
     4.6. Payment Through Affiliate. Payable Awards may be paid, in the Committee’s discretion, through the Company or any of its Affiliates.
     4.7. Clawback in Connection with a Material Negative Financial Restatement. Pursuant to the Company’s clawback policy, the Board, in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or a portion of his or her Payable Award that is paid on or after December 7, 2009, if (i) the Participant is or was a Section 16 Officer during the applicable Plan Year, and (ii) the Participant deliberately engaged in Intentional Misconduct that was determined by the Board, in its sole discretion, to be the primary cause of a material negative restatement of a Company financial statement that was filed with the

U.S. Securities and Exchange Commission and such financial statement, as originally filed, is one of the Company’s three (3) most recently filed annual financial statements. The portion of the Payable Award, if any, that a Participant may be required to forfeit, return or reimburse will be determined by the Board, in its sole discretion, but will be no more than the after-tax portion of the Payable Award that was: (1) in excess of the Payable Award he or she would have received had the Company’s financial results been calculated under the restated financial statements, and (2) paid within the period beginning on the date the Committee determines the Payable Award (in accordance with Section 3.4 of the Plan) and ending on the date that is twelve (12) months after the original filing of the financial statement that subsequently was restated.
5. ADMINISTRATION
     5.1. Committee is the Administrator. The Plan will be administered by the Committee.
     5.2. Committee Authority. The Committee has all powers and discretion to administer the Plan and to control its operation, including, but not limited to, the power and discretion to (a) select Participants and make other determinations under Section 3; (b) make Plan rules and regulations to address any situation or condition not specifically provided for by the Plan; and (c) interpret the provisions of the Plan and any Payable Awards. Any determination, decision or action of the Committee (or any delegate of the Committee) in connection with the construction, interpretation, administration or application of the Plan will be final, conclusive, and binding upon all persons, and will be given the maximum possible deference permitted by law.
     5.3. Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and/or powers under the Plan to one or more officers or other employees of the Company or its Affiliates; provided, however, that any decision, action or determination under the Plan by any such delegate of the Committee will be subject to review and change by the Committee, in its sole discretion. Notwithstanding the foregoing, the Committee may not delegate its authority and/or powers under the Plan with respect to Section 16 Officers.
6. GENERAL PROVISIONS
     6.1. Nonassignability. A Participant will have no right to assign or transfer any interest under this Plan.
     6.2. Section 409A. It is intended that any Payable Awards under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to any Participant.
     6.3. No Effect on Employment. The Plan, participation in the Plan, and administration of the Plan do not confer any right upon any Participant for the continuation of his or her employment with the Company or its Affiliates for any Plan Year or any other period. A Participant’s employment with the Company or its Affiliates is fully terminable at will. The Company and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any Participant’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
     6.4. No Individual Liability. Neither the Committee, nor any member of the Committee, nor any delegate of the Committee, nor any member of the HRCC, nor any member of the Board will be liable for any determination, decision or action made or taken in good faith with respect to the Plan or any Payable Award under the Plan.
     6.5. Integration. The Plan as stated in this document is the complete embodiment of the terms and conditions of the Plan and supersedes any prior versions of the Plan and any prior or contemporaneous agreements, promises, or representations concerning the subject matter of the Plan.
     6.6. Amendment or Termination. The Committee or the HRCC may amend or terminate the Plan at any time and for any reason by a written amendment. No individual director, officer, or employee, regardless of his or her position at the Company or its Affiliates, otherwise has the power to amend or alter the terms and conditions of the Plan, whether he or she purports to do so verbally or in writing.
     6.7. Arbitration. Any dispute arising from, or related to, this Plan will be settled pursuant to the Applied Materials, Inc. Arbitration Policy, where such an arbitration policy is in effect.
     6.8. Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision will not affect the other provisions of the Plan, and the Plan will be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan will be governed by and construed in accordance with the laws of the State of California, with the exception of California’s conflict of laws provisions.

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